Exhibit 99.1

Natus Medical Announces 2009 First Quarter Financial Results

- Updates Guidance

SAN CARLOS, Calif.--(BUSINESS WIRE)--April 30, 2009--Natus Medical Incorporated (Nasdaq:BABY) today announced financial results for the three months ended March 31, 2009.

For the first quarter ended March 31, 2009, revenue decreased 10% to $33.4 million, compared to $36.9 million reported in the comparable quarter of the previous year. Net income was $787,000, or $0.03 per diluted share, for the first quarter of 2009, compared with net income of $2.6 million, or $0.11 per share, for the first quarter of 2008.

Jim Hawkins, President and Chief Executive Officer of the Company said, “The severe worldwide economic downturn that started to impact our business in December 2008 continued to influence our results for the first quarter of 2009. In the quarter, we had been working on several large orders that were not placed as hospitals continue to reduce capital equipment expenditures. We believe that these orders have been pushed out and not lost. However, the exact timing of these orders remains uncertain.

“At the same time, I am happy to report that sales of our ALGO hearing screening products were up on a year over year basis. We believe our market leading position in newborn hearing screening remains solid even in these difficult economic times,” added Hawkins.

Hawkins also stated, “We remain cautious in our evaluation of potential acquisitions and of the terms under which we would engage in transactions. However, we continue to have discussions with potential acquisition targets.

“Forecasting our future business continues to be difficult due to a combination of the worldwide economic downturn, and growing unemployment in the United States and its impact on healthcare providers,” said Hawkins.

As of March 31, 2009 the Company had cash, cash equivalents, and short-term investments of $62.2 million, stockholders' equity of approximately $228 million, and working capital of approximately $106 million.

2009 Guidance

The Company believes that the worldwide economic slowdown is having a more significant effect on the spending pattern of healthcare providers than it had expected in issuing its guidance for 2009, and these adverse conditions are reflected in its first quarter results. As a result the Company is updating its revenue and earnings guidance for 2009. In doing so the Company has attempted to be prudent and conservative; however, it stressed the difficultly of providing guidance in the current unsettled economic environment. Among other factors impacting the Company’s ability to forecast results are uncertainty regarding the duration and full extent of the worldwide economic slowdown, growing unemployment in the United States and its impact on healthcare providers, the condition of financial institutions and the availability of credit, reduced capital spending by hospitals, and volatility of the U.S. Dollar against foreign currencies.

For the full year 2009, the Company now expects revenue to range from $143 million to $146 million and earnings per share to range from $0.31 to $0.34. The Company had previously said it expected that revenue would range from $166 million to $170 million and earnings per share would range from $0.57 to $0.61.

Natus also announced revenue and earnings guidance for the second quarter of 2009. For the second quarter 2009, the Company expects revenue to range from $34.5 million to $35.5 million and earnings per share to range from $0.05 to $0.06. This compares to revenue of $39.9 million and earnings per share of $0.15 reported in the second quarter of 2008.

The Company’s guidance is on a GAAP basis, including the impact of expensing employee equity based compensation. All earnings per share amounts are on a diluted basis.

Conference Call

Natus has scheduled an investment-community conference call to discuss this announcement beginning at 11:00 a.m. Eastern Time today (8:00 a.m. Pacific Time). Individuals interested in listening to the conference call may do so by dialing (866) 713-8563 for domestic callers, or (617) 597-5311 for international callers, and entering reservation code 51679324. A telephone replay will be available for 48 hours following the conclusion of the call by dialing (888) 286-8010 for domestic callers, or (617) 801-6888 for international callers, and entering reservation code 67725313.

The conference call also will be available real-time via the Internet at http://investor.natus.com, and a recording of the call will be available on the Company’s Web site for 90 days following the completion of the call.

About Natus Medical Incorporated

Natus is a leading provider of healthcare products used for the screening, detection, treatment, monitoring and tracking of common medical ailments such as hearing impairment, neurological dysfunction, epilepsy, sleep disorders, and newborn care. Product offerings include computerized neurodiagnostic systems for audiology, neurology, polysomnography, and neonatology, as well as newborn care products such as hearing screening systems, phototherapy devices for the treatment of newborn jaundice, head-cooling products for the treatment of brain injury in newborns, and software systems for managing and tracking disorders and diseases for public health laboratories.

Additional information about Natus Medical can be found at www.natus.com.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, particularly statements regarding the expectations, beliefs, plans, intentions and strategies of Natus. These forward-looking statements include, but are not limited to, statements regarding anticipated revenue and profitability for the second quarter and full year 2009. These statements relate to current estimates and assumptions of our management as of the date of this press release, and future events or Natus' future financial performance or results, and involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance, or achievements to differ materially from those expressed or implied by the forward-looking statements. Forward-looking statements are only predictions and the actual events or results may differ materially. Natus cannot provide any assurance that its future results or the results implied by the forward-looking statements will meet expectations. Our future results could differ materially due to a number of factors, including the effects of competition, the demand for our products and services, the impact of adverse global economic conditions on our target markets, our ability to expand our sales in international markets, our ability to maintain current sales levels in a mature domestic market, our ability to control costs, and risks associated with bringing new products to market and integrating acquired businesses. Natus disclaims any obligation to update information contained in any forward-looking statement.

More information about potential risk factors that could affect the business and financial results of Natus is included in Natus' annual report on Form 10-K for the year ended December 31, 2008, and its quarterly reports on Form 10-Q, and in other reports filed from time to time by Natus with the U.S. Securities and Exchange Commission.

NATUS MEDICAL INCORPORATED AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended
	March	March
	2009	2008

Revenue	$33,357	$36,859
Cost of revenue	13,049	14,005
Gross profit	20,308	22,854
Operating expenses:
Marketing and selling	9,987	9,876
Research and development	3,714	3,827
General and administrative	5,504	4,856
Total operating expenses	19,205	18,559
Income from operations	1,103	4,295
Other income/(expense):
Interest income	105	138
Interest expense	(14)	(545)
Other income, net	35	408
Total other income/(expense)	126	1
Income before provision for income tax	1,229	4,296

Provision for income tax	442	1,669
Net income	$787	$2,627

Earnings per share:
Basic	$0.03	$0.12
Diluted	$0.03	$0.11

Weighted-average shares used to compute
Basic earnings per share	27,606	21,742
Diluted earnings per share	28,136	22,977

CONTACT:
Natus Medical Incorporated
Steven J. Murphy, 650-802-0400
Chief Financial Officer
InvestorRelations@Natus.com